Exhibit 8.1

August 9, 2023

Physicians Realty Trust
309 N. Water Street
Suite 500
Milwaukee, WI 53202

RE:    Physicians Realty Trust
    Qualification as Real Estate Investment Trust

We have acted as U.S. federal income tax counsel for Physicians Realty Trust, a Maryland real estate investment trust (the “Company”), in connection with the offering and sale, from time to time, of common shares of the Company, par value of $0.01 per share, with an aggregate sales price of up to $600,000,000 (the “Shares”). The Shares are being registered pursuant to the Registration Statement on Form S-3ASR (File No. 333-269992), as amended through the date hereof (the “Registration Statement”), that was filed on behalf of the Company and Physicians Realty L.P., a Delaware limited partnership (the “Operating Partnership”), with the Securities and Exchange Commission (the “SEC”) on February 24, 2023. You have requested our opinion regarding certain U.S. federal income tax matters.
In connection with the opinions rendered below, we have examined the following:
1)    the Company’s Declaration of Trust;
2)    the Company’s Bylaws;
3)    the Registration Statement;
4)    the prospectus relating to the offering of securities of the Company and the Operating Partnership that forms a part of and is included in the Registration Statement (the “Base Prospectus”), as supplemented by the prospectus supplement dated August 9, 2023 relating to the registration of the Shares (the “Prospectus Supplement”); and
5)    such other documents as we have deemed necessary or appropriate for purposes of this opinion.

Baker & McKenzie LLP is a member of Baker & McKenzie International, a Swiss Verein.

In connection with the opinions rendered below, we have assumed generally that:
1)    Each of the documents referred to above has been duly authorized, executed and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended.
2)    During the Company’s fiscal years ended December 31, 2018, December 31, 2019, December 31, 2020, December 31, 2021 and December 31, 2022 and subsequent fiscal years, the Company, the partnerships and the corporations in which the Company owns an interest (respectively, the “Partnerships” and “Corporations”) have operated and will continue to operate in such a manner that makes and will continue to make the factual representations contained in a certificate, dated as of the date hereof and executed by a duly appointed officer of the Company (the “Officer’s Certificate”), true for such years.
3)    No amendments to the organizational documents of the Company, the Partnerships and the Corporations will be made after the date of this opinion that would affect the Company’s qualification as a real estate investment trust (a “REIT”) for any taxable year.
4)    No action will be taken by the Company, the Partnerships or the Corporations after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.
In connection with the opinions rendered below, we also have relied upon the correctness of the factual representations contained in the Officer’s Certificate. After reasonable inquiry, we are not aware of any facts inconsistent with the factual representations set forth in the Officer’s Certificate.
Based on the documents and assumptions set forth above, the representations set forth in the Officer’s Certificate and the factual matters in the discussion in the Base Prospectus under the caption “Material U.S. Federal Income Tax Considerations” (which discussions are incorporated herein by reference), we are of the opinion that:
a)    the Company qualified to be taxed as a REIT pursuant to sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”), for its fiscal years ended December 31, 2018, December 31, 2019, December 31, 2020, December 31, 2021 and December 31, 2022, and the Company’s organization and current method of operation will enable it to continue to qualify to be taxed as a REIT for its current fiscal year ending December 31, 2023 and in the future;
b)    the statements contained in the Base Prospectus under the caption “Material U.S. Federal Income Tax Considerations,” insofar as such statements constitute matters of law, summaries of legal matters, or legal conclusions, have been reviewed by us and fairly present and summarize, in all material respects, the matters referred to therein.

We will not review on a continuing basis the Company’s compliance with the documents or assumptions set forth above, or the representations set forth in the Officer’s Certificate. Accordingly, no assurance can be given that the actual results of the Company’s operations for its fiscal year ending December 31, 2023, and subsequent fiscal years, will satisfy the requirements for qualification and taxation as a REIT.
We also note that the tax consequences addressed herein depend upon the actual occurrence of events in the future, which events may or may not be consistent with any representations or covenants made to us for purposes of this opinion. In particular, the qualification and taxation of the Company as a REIT for U.S. federal income tax purposes depend upon the Company’s ability to meet on a continuing basis certain distribution levels, diversity of stock ownership, and the various qualification tests imposed by the Code. To the extent that the facts differ from those represented to or assumed by us herein, our opinion should not be relied upon.
Our opinion is based on existing law as contained in the Code, final and temporary Treasury Regulations promulgated thereunder, administrative pronouncements of the Internal Revenue Service (the “IRS”) and court decisions as of the date hereof. The provisions of the Code and the Treasury Regulations, IRS administrative pronouncements and case law, upon which this opinion is based, could change at any time, possibly with retroactive effect. In addition, some of the issues under existing law that could significantly affect our opinion have not yet been authoritatively addressed by the IRS or the courts, and our opinion is not binding on the IRS or the courts. Hence, there can be no assurance that the IRS will not challenge, or that the courts will agree, with our conclusions.
We have acted solely as U.S. federal income tax counsel to the Company with respect to the offering and sale of the Shares. The foregoing opinions are limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other U.S. federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We have also not considered any non-tax matters. We undertake no obligation to update the opinions expressed herein after the date of this letter.
We hereby consent to the filing of this opinion as an exhibit to the Company’s current report on Form 8-K to be filed with the SEC and the use of the name of our firm therein. In giving this consent, we do not acknowledge that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the SEC.

Very truly yours,

/s/ Baker & McKenzie LLP